UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 27, 2007
Date of Report (Date of earliest event reported)
Syntax-Brillian Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50289	05-0567906

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
1600 N. Desert Drive
Tempe, Arizona
85281
(Address of Principal Executive Offices) (Zip Code)
(602) 389-8888
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 27, 2007, we entered into a Royalty Agreement (the “Royalty Agreement”) with South China House of Technology Consultants Ltd. (“SCHOT”), our primary distributor in China, and Olevia (Far East) Limited (“Olevia Far East”), an unrelated third party in which we hold no ownership interest. Under the terms of the Royalty Agreement, we agreed to grant Olevia Far East an exclusive license to distribute, source components for, manufacture, market, and sell our televisions and monitors bearing the Olevia trademark from Taiwan to the defined territory of the Republic of China and Hong Kong. In exchange for the license, Olevia Far East will pay us a royalty of three percent of the total sales price of all such licensed goods, net of taxes, duties, or similar charges. SCHOT will be responsible for managing the royalty calculations and collecting any royalty fees on our behalf, which are payable on a quarterly basis. Olevia Far East further agrees to pay for all costs associated with the distribution, sale, and manufacture of these licensed goods and to comply with our quality standards and specifications. The term of the Royalty Agreement is two years.
     This description of the Royalty Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Royalty Agreement which is filed herewith as Exhibit 10.80 and is incorporated by reference into this Item 1.01.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number

10.80	Royalty Agreement, dated as of November 27, 2007, by and among the registrant, South China House of Technology Consultants Ltd., and Olevia (Far East) Limited

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTAX-BRILLIAN CORPORATION
Date: December 3, 2007	By:	/s/ John S. Hodgson
John S. Hodgson
Executive Vice President, Chief Financial Officer, and Treasurer

2

EXHIBIT INDEX
10.80	Royalty Agreement, dated as of November 27, 2007, by and among the registrant, South China House of Technology Consultants Ltd., and Olevia (Far East) Limited